Exhibit 1.01
UFP Technologies, Inc.
Conflict Minerals Report
2025
Introduction
This Conflict Minerals Report (“CMR”) of UFP Technologies, Inc. (herein referred to as “UFP,” the “Company,” “we,” “us,” or “our”) has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), for the reporting period from January 1, 2025 to December 31, 2025 (the “Reporting Period”).
Rule 13p-1 requires disclosure of certain information when a company files reports with the Securities and Exchange Commission (“SEC”) under the Exchange Act and manufactures or contracts to manufacture products for which “Conflict Minerals” are necessary to the functionality or production of those products. The “Conflict Minerals” for the purposes of Rule 13p-1 are gold, columbite-tantalite (coltan), cassiterite, and wolframite (including their derivatives, tantalum, tin and tungsten). The U.S. Secretary of State may designate other minerals in the future. The “Covered Countries” for the purposes of Rule 13p-1 are the Democratic Republic of the Congo (the “DRC”), the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (the DRC region).
In accordance with SEC guidance issued on April 29, 2014, this CMR is not audited.
As required by Rule 13p-1, this CMR relates to products (the “Covered Products”): (i) for which Conflict Minerals are necessary to the functionality or production of those products; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during the Reporting Period. As a result of our reasonable country of origin inquiry (“RCOI”) and the due diligence procedures described below, the Company has identified certain components in its supply chain that contain necessary Conflict Minerals. These components constitute a trace amount of residue in material content in certain of the materials purchased by UFP.
Reasonable Country of Origin Inquiry (RCOI)
UFP has conducted a good faith RCOI regarding the necessary Conflict Minerals used in its products. This good faith RCOI was designed to reasonably determine whether any of the necessary Conflict Minerals originated in the Covered Countries or came from recycled or scrap sources. The Company’s primary means of determining country of origin of such Conflict Minerals was by conducting a supply chain survey. Survey procedures included evaluating supplier responses to the Responsible Business Alliance (“RBA”) (formerly the Electronic Industry Citizenship Coalition) /Global e-Sustainability Initiative Conflict Minerals Reporting Template (the “Template”). Where applicable, the Company also inquired as to whether the supplier has a policy on Conflict Minerals or performs its own due diligence procedures and made follow-up inquiries with appropriate supplier personnel.

Design of Due Diligence
Based on the Company’s RCOI, the Company also conducted its due diligence on the source and chain of custody of the Conflict Minerals in its products. The design of the due diligence measures described in this CMR is intended to comply in all material respects with the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas: Third Edition, including the related supplements on gold, tin, tantalum and tungsten (collectively, the “OECD Guidance”). The OECD Guidance is an internationally recognized due diligence framework for identifying the source of Conflict Minerals, which includes the following steps:
Step 1: Establish strong company management systems
Step 2: Identify and assess risks in the supply chain
Step 3: Design and implement a strategy to respond to identified risks
Step 4: Carry out independent third-party audit of smelter/refiner’s due diligence practices
Step 5: Report annually on supply chain due diligence
The OECD Guidance is written for the entire mineral supply chain and therefore UFP’s due diligence measures were tailored to include steps appropriate for “downstream” companies such as the Company.
Due Diligence Measures Performed
The Company’s supply chain is complex, and there are many third parties in the supply chain between UFP's suppliers and the original sources of any Conflict Minerals. The Company does not purchase Conflict Minerals directly from mines, smelters or refiners. The Company must therefore rely on its suppliers to provide information regarding the origin of Conflict Minerals that are in our products. Given this context, the Company undertook the following measures to exercise due diligence on the source and chain of custody of the Conflict Minerals in its products for the Reporting Period:
(i)UFP has established a management system to support its supply chain due diligence.
a)UFP has adopted an organizational structure and communication process that is intended to improve supply chain transparency. This system is meant to help us obtain critical information regarding the supply chain of Conflict Minerals used in our products.
b)UFP has a formal company policy regarding Conflict Minerals in its supply chain. This policy is publicly available on the Company’s website at http://www.ufpt.com under “Investor Relations” / “Corporate Governance”.
c)UFP has assigned authority and responsibility to a multi-disciplinary team consisting of individuals from Finance, Purchasing and Plant Management. Conflict Minerals matters are discussed amongst the team as needed and are ultimately reported to upper-level management.
d)UFP maintains business records relating to Conflict Minerals due diligence in accordance with the Company’s existing processes.
e)UFP has a confidential reporting mechanism for reporting non-compliance with policies & procedures, code of conduct, or any financial or audit related fraudulent or erroneous activities.

(ii)UFP has taken steps to identify and assess risk in its supply chain.
a)UFP reviewed its supply chain in order to identify products or materials that may have contained Conflict Minerals during the Reporting Period. UFP then sent applicable suppliers a copy of the Template in order to assess the use, or lack thereof, of Conflict Minerals in the products and materials the Company purchases.
b)To date, a significant number of Templates have been returned. Follow-up reminders were sent to suppliers who did not return a Template and further correspondence was submitted when we had additional questions on the responses provided.
(iii)UFP has designed and implemented a strategy to respond to identified risks.
a)UFP has designed and implemented a risk management plan that includes, but is not limited to, engaging in follow-up discussions with suppliers about the composition of their products and materials, requests for suppliers to complete Templates, and incorporating Conflict Minerals language into UFP’s supplier contracts and purchase orders through the Company's updated standard terms and conditions as published on its website. If a supplier identifies that it has Conflict Minerals in the products or materials it supplies, UFP will actively engage that supplier to provide us with the locations of the smelter(s)/refiner(s) of those Conflict Minerals and to obtain a copy of their Conflict Mineral policies.
b)For the smelters identified in UFP’s supply chain that are providing Conflict Minerals, UFP will review the Responsible Minerals Initiative’s (“RMI”) smelter list to determine if they are validated as Conformant Smelters & Refiners as part of the Responsible Minerals Assurance Process (“RMAP”) (formerly the Conflict Free Sourcing Initiative).
(iv)UFP has determined reliance upon independent third-party audits of smelter/refiner due diligence practices by RMI is appropriate.
UFP is a downstream company and is many steps removed from the smelters and refiners that produce the necessary Conflict Minerals contained in UFP’s products or components of UFP’s products. UFP does not purchase raw minerals or ores, and does not, to the best of its knowledge, directly purchase Conflict Minerals from any of the Covered Countries. Accordingly, UFP does not perform or direct audits of these entities’ supply chains of Conflict Minerals. However, UFP supports industry wide efforts and the development and implementation of independent third-party audits of smelters and refiners, such as the RMI’s Responsible Minerals Assurance Process.
(v)UFP complies with Step 5 of the OECD Guidance through its filing of this report (and the related Form SD) with the SEC and by making these materials publicly available on its website at http://www.ufpt.com under “Investor Relations” / “Corporate Governance”.

Findings and Conclusions
Based on the information that was provided by the suppliers that UFP surveyed and otherwise obtained through the due diligence process described above, UFP believes that, to the extent reasonably determinable by UFP, the facilities that were used to process the Conflict Minerals contained in the Covered Products included the entities identified below which include facilities that are “known smelters or refineries” and are conformant with the Responsible Minerals Assurance Process assessment protocols, eligible for Assurance Process assessment or actively committed to a RMAP assessment except as noted below. Of these forty-one Smelters or Refineries identified as a result of due diligence performed, thirty-eight received a “conformant” designation from an independent third-party audit program as of May 20, 2026, and three are listed with the RMI as a known smelter but it is unclear if the smelter is currently in operation or compliant during the period. Based on these due diligence efforts, UFP does not have sufficient information to determine all the facilities used to process necessary Conflict Minerals or to determine the mines or countries of origin of the Conflict Minerals contained in the Covered Products or whether the Conflict Minerals in the Covered Products are from recycled or scrap sources. Despite repeated efforts to obtain completed Templates, a significant number of suppliers did not respond to survey requests or to follow up questions. In addition, because the Company is several levels removed from the source of the Conflict Minerals, despite its due diligence efforts, it was unable to identify or further investigate the source of any Conflict Minerals supplied by certain suppliers who were either non-responsive or uncertain about where the Conflict Minerals used in products they supplied to the Company originated.
UFP continues to work with suppliers throughout its supply chain to re-validate, improve, and refine their reported information, considering supply chain fluctuations and other changes in status or scope and relationships over time.
UFP believes that, to the extent reasonably determinable, the facilities that were used to process the Conflict Minerals contained in the Covered Products included the smelters and refiners listed in the table below. This table includes only facilities that are Known Smelters or Refineries.
Table 1: Known smelters and refineries

Metal	Smelter ID	Smelter Name	Smelter Country	Notes
Tin	CID002503	PT ATD Makmur Mandiri Jaya	INDONESIA	1
Tin	CID000438	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	1
Tin	CID000468	Fenix Metals	POLAND	1
Tin	CID001142	Metallic Resources, Inc.	UNITED STATES OF AMERICA	1
Tin	CID001173	Mineracao Taboca S.A.	BRAZIL	1
Tin	CID001182	Minsur	PERU	1

Tin	CID001337	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	1
Tin	CID002776	PT Bangka Prima Tin	INDONESIA	1
Tin	CID002696	PT Cipta Persada Mulia	INDONESIA	1
Tin	CID003449	PT Mitra Sukses Globalindo	INDONESIA	1
Tin	CID000313	PT Premium Tin Indonesia	INDONESIA	1
Tin	CID001453	PT Mitra Stania Prima	INDONESIA	1
Tin	CID001458	PT Prima Timah Utama	INDONESIA	1
Tin	CID003868	PT Putera Sarana Shakti(PT PSS)	INDONESIA	1
Tin	CID002593	PT Rajehan Ariq	INDONESIA	1
Tin	CID001477	PT Timah Tbk Kundur	INDONESIA	1
Tin	CID001482	PT Timah Tbk Mentok	INDONESIA	1
Tin	CID001898	Thaisarco	THAILAND	1
Tin	CID002036	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	1
Tin	CID002158	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	1
Tin	CID002180	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA	1
Tin	CID001070	China Tin Group Co., LTD.	CHINA	1
Tin	CID002468	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	1
Tin	CID001406	PT Babel Surya Alam Lestari	INDONESIA	2
Tin	CID002180	China Yunnan Tin Co., LTD.	CHINA	1

Tin	CID001460	PT Refined Bangka Tin	INDONESIA	2
Tungsten	CID002321	Jiangxi Gan Bei Tungsten Co., LTD.	CHINA	1
Tungsten	CID002649	Hydrometallurg, JSC	RUSSIAN FEDERATION	2
Tungsten	CID000568	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA	1
Tin	CID003116	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	1
Tin	CID003381	PT Rajawali Rimba Perkasa	INDONESIA	1
Tin	CID003387	Luna Smelter, Ltd.	RWANDA	1
Tin	CID002773	Aurubis Beerse	BELGIUM	1
Tin	CID003582	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL	1
Tungsten	CID002589	Niagara Refining LLC	UNITED STATES OF AMERICA	1
Tungsten	CID002543	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIETNAM	1
Tungsten	CID002320	Xiamen Tungsten (H.C.) Co., LTD.	CHINA	1
Gold	CID001980	Umicore Precious Metals Refining Hoboken	BELGIUM	1
Tungsten	CID000105	Kennametal Huntsville	UNITED STATES OF AMERICA	1

Tin	CID004065	Mining Minerals Resources SARL	CONGO, DEMOCRATIC REPUBLIC OF THE	1
Tin	CID004434	Malaysia Smelting Corporation (Port Kang)	MALAYSIA	1
1.On the RMI Conformant smelter list for tin, which includes smelters undergoing current re-audits.
2.Included in the Standard Smelter listing of “known” smelters, however, is not conformant nor eligible for re audit.
Risk Mitigation
The Company expects to take the following steps, among others, to improve its due diligence measures and to further mitigate the risk that the necessary Conflict Minerals contained in the Company’s supply chain benefit armed groups in the Covered Countries: (i) continuing to engage with suppliers and further formalize and streamline processes to obtain current, accurate and complete information about the supply chain; (ii) reviewing “known” and “conformant” smelter lists from independent “conformant” smelter validation programs; (iii) following up with all suppliers who provide incomplete information on declaration forms; and (iv.) encouraging all of our suppliers to implement responsible sourcing when applicable.
UFP has provided information as of the date of this report. Subsequent events, such as the inability or unwillingness of any suppliers, smelters or refiners to comply with UFP’s Conflict Minerals Policy, may affect UFP’s future determinations under Rule 13p-1.
Website addresses are included in this report for reference only. Any information contained on UFP’s website is not incorporated by reference into this report.
Forward-Looking Statements
Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “intends,” “expects,” “plans,” “believes,” “estimates,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to the Company's future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on the Company's current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.